Exhibit No. 10.31

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Cable Wire Agreement

This Agreement (the “Cable Wire Agreement”), dated and effective as of 31 December 2001, is by and between Pirelli Cavi e Sistemi Energia S.p.A., a corporation organized under the laws of Italy (“Pirelli”) and American Superconductor Corporation, a corporation organized under the laws of Delaware, U.S.C. (“AMSC”).

WHEREAS, AMSC and Pirelli are parties to an amended research, development and exploitation agreement dated and effective as of October 1, 1995 (the “1995 Agreement” and an addendum to the 1995 Agreement dated and effective as of October 1, 1999 (the “1999 Addendum”) relating to certain products, including Cable Wire, for use in the Field as those terms are defined in the 1995 Agreement;

WHEREAS, AMSC and Pirelli wish to make certain modifications to the 1995 Agreement and the 1999 Addendum;

NOW THEREFORE, for and in consideration of these premises and of the mutual covenants and agreements contained in this Cable Wire Agreement, and subject to the terms and conditions set forth in this Cable Wire Agreement, Pirelli and AMSC agree as follows:

A.	GENERAL

1.
As used in this Cable Wire Agreement, the terms “Cable Wire”, “Contract Technology”, “Control Cable[s]”, “Excluded Technology”, “Field”, “Power Cable[s]”, “Research and Development Program I”, “Subsequent Research and Development Agreement I”, “Technology”, and “Wire” shall have the meanings set forth in the 1995 Agreement and the 1999 Addendum.

2.	As used in this Cable Wire Agreement:

2.1	“Coated Conductor Technology” shall mean Technology conceived, reduced to practice or otherwise developed in the course of Subsequent Research and Development Agreement I; and,

2.2	“Coated Conductor Wire” shall mean Wire made using any Coated Conductor Technology.

3.	The term of this Cable Wire Agreement shall be coextensive with, and this Cable Wire Agreement shall be effective for, the term of the 1995 agreement as per section 8.2 of the 1995 Agreement.

B.	BSCCO

1.	Pirelli grants AMSC a non-exclusive license under Contract Technology to sell BSCCO Cable Wire to cable manufacturers for use in Power Cables and Control Cables, anywhere in the world.

2.	As to BSCCO Cable Wire, to the extent that they are inconsistent with this agreement, the exclusive purchase and supply clauses of the 1995 Agreement are superseded by the following provisions:

2.1	Pirelli may purchase any BSCCO Cable Wire using Contract Technology for Pirelli’s use in Power and Control Cables from third parties anywhere in the world at any time.

2.2
Pirelli may start its own manufacturing facilities for BSCCO Cable Wire using Contract Technology for its own use worldwide in Power and Control Cables at any time without the need to purchase, in the aggregate, a cumulative total of at least [**]USD of BSCCO Cable Wire using Contract Technology.

2.3
Pirelli may propose to AMSC to set up a joint venture for manufacturing BSCCO Cable Wire using Contract Technology, for Pirelli’s own use and sale worldwide, as foreseen in section 4.5 of the 1995 Agreement.

3.	AMSC will pay Pirelli, as consideration for license under section B.1, a lump sum payment and a running royalty as outlined below:

3.1	A lump sum of $2.25MM in cash to be paid within 30 days as of execution of this Agreement.

3.2
The running royalty will be based on net sale price of BSCCO Cable Wire sold to cable manufacturers, other than Pirelli or a cable manufacturer to which Pirelli may have granted a sublicense under Contract Technology. Net sale price shall exclude factors such as normal sales discounts, allowances for defective products, freight, insurance, packing, commissions, taxes and royalty payments to Pirelli. Such royalty will be at the rate of [**]% for sales made until such time as the royalty paid under this paragraph totals [**]USD, and thereafter will be at the rate of [**]%. Running royalties shall be paid on an annual basis.

4.	Pirelli will pay AMSC running royalties as outlined below:

4.1
A running royalty on BSCCO Cable Wire made on Pirelli’s behalf by a third party or manufactured pursuant to sections B.2.2 or B.2.3 of this Cable Wire Agreement using Contract Technology, for Pirelli’s own use, or sold to Pirelli or Pirelli affiliates for their own use pursuant to sections B.2.1, B.2.2 or B.2.3 of this Cable Wire Agreement, anywhere in the world at royalty rates as defined in section 4.12 (Royalty Amounts) in the 1995 Agreement.

4.2
A running royalty on BSCCO Cable Wire manufactured pursuant to section B.2.3 of this Cable Wire Agreement using Contract Technology for sale worldwide to third parties at the rate of [**]%, in addition to any royalties required to be paid to third parties by AMSC as provided in section 4.12 of the 1995 Agreement.

4.3	Running royalties shall be paid on an annual basis.

5.
If, after 30 September 2003, AMSC and a cable manufacturer enter into a research and development agreement pursuant to which the cable manufacturer conducts research and development directed to improvements in BSCCO Cable Wire sold to the cable manufacturer by AMSC, AMSC will procure to Pirelli, for use by Pirelli in connection with BSCCO Cable Wire sold to Pirelli by AMSC or made by Pirelli under the 1995 Agreement, (i) a non exclusive royalty free license under any such improvements made solely or jointly by AMSC, and (ii) a non exclusive license under any such improvements made by the cable manufacturer on terms of royalty not less favorable than those granted to AMSC by the cable manufacturer.

6.
The Research and Development Program I relating to BSCCO shall be continued for the period provided in the 1999 Program Addendum. ASC agrees to release Pirelli from the payments, equal to $[**], still due for the Research and Development Program I and that, not withstanding such release, the Research and Development Program I shall be considered fully funded by Pirelli.

7.	Pirelli is [**] to Pirelli [**]

7.1	AMSC will provide BSCCO Cable Wire to Pirelli [**] over the preceding six months period

7.2	BSCCO Cable Wire [**], all to be determined in accordance with sound accounting principles)) [**].

7.3	Pirelli’s demand for BSCCO Cable Wires will be met first, except for prior orders received by AMSC. In the event that unforeseen circumstances result in schedule conflicts between wire shipments to cable manufacturers, Pirelli’s orders will be given preference.

8.	Both AMSC and Pirelli will have the right to conduct a third party audit as required to enforce the applicable provisions of this agreement as described in sections B.3, B.4, and B.7.

C.	COATED CONDUCTOR

1.	Coated Conductor Technology will be Excluded Technology as of 12/31/01.

2.
AMSC and its licensees may manufacture Coated Conductor Wire using AMSC Patents and Contract Technology and sell such Coated Conductor Wire for any use, anywhere in the world and without any obligation to Pirelli.

3.
The parties agree to terminate Subsequent Research and Development Program I effective 31 December 2001. Pirelli shall have no obligation to make any further payments to AMSC (including payments for work done before October 1, 1999) with respect to Subsequent Research and Development Program I. AMSC agrees to release Pirelli from payments, equal to $[**], due under the 1999 Addendum for work completed by AMSC on the Coated Conductor program prior to October 1999. Pirelli will make payments due for work in the 4th quarter of 2001.

4.	Pirelli shall have non-exclusive rights, with no right to grant sublicenses, to use Coated Conductor Technology developed under the 1995 Agreement prior to 12/31/01, in the Cable Field.

5.	AMSC will not enter into any agreement that would preclude it from selling Coated Conductor Cable Wire to Pirelli.

IN WITNESS WHEREOF, the parties have caused this Cable Wire Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

Valerio Battista, General Manager	Greg Yurek, CEO
PIRELLI CAVI E SISTEMI S.p.a.	AMERICAN SUPERCONDUCTOR CORPORATION

By: /s/Valerio Battista	By: /s/Greg Yurek

Its: General Manager	Its: CEO

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